OFFER TO PURCHASE

Offer to Purchase
for Cash Any and All of Its

7.50% Convertible Senior Notes Due 2027
(CUSIP No. 140288 AA 9)
of CapLease, Inc.

CapLease, Inc., a Maryland corporation (the “Company”), is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), any and all of its outstanding 7.50% Convertible Senior Notes Due 2027 (collectively, the “Notes”) from each holder of Notes (each, a “Holder” and, collectively, the “Holders”).  The offer, on the terms set forth in this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the “Offer.”

Subject to the terms and conditions of the Offer, Holders who properly tender their Notes at or prior to 5:00 p.m. New York City time on the Expiration Date (as defined below), will receive $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer.  See the section titled “Where You Can Find More Information.”

As of the date hereof, there is approximately $50 million aggregate principal amount of Notes outstanding, which are convertible into shares of the Company’s common stock, $0.01 par value per share, at a conversion rate (subject to adjustment) of 88.3704 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $11.32.  The Company’s common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “LSE.”  On April 12, 2010, the closing price of the Company’s common stock, as reported on NYSE, was $5.50 per share.

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON MAY 10, 2010, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED BY THE COMPANY. YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

THE OFFER IS CONDITIONED UPON THE SATISFACTION OF CERTAIN CONDITIONS ON OR PRIOR TO THE EXPIRATION DATE.  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM AMOUNT OF NOTES BEING TENDERED OR THE COMPANY OBTAINING ANY AMOUNT OF CASH IN ORDER TO FUND THE PURCHASE OF THE NOTES.  SEE THE SECTION TITLED “TERMS OF THE OFFER—CONDITIONS TO THE OFFER.”

NONE OF THE COMPANY, THE TENDER AGENT, THE INFORMATION AGENT, OR DEUTSCHE BANK TRUST COMPANIES AMERICAS, THE TRUSTEE, MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ANY OR ALL OF THEIR NOTES, AND NO ONE HAS BEEN AUTHORIZED TO MAKE SUCH A RECOMMENDATION.  HOLDERS OF THE NOTES MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR NOTES AND, IF THEY DECIDE TO DO SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.  HOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE.

In the event the offer is terminated, withdrawn or otherwise not completed, any Notes tendered will be promptly returned to the tendering Holder, and the Offer consideration will not be paid.

Questions and requests for assistance may be directed to D.F. King & Co. Inc. (the “Information Agent”).  Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

The date of this Offer to Purchase is April 13, 2010

TABLE OF CONTENTS

IMPORTANT INFORMATION

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase, and, if given or made, such information or representations should not be relied upon as having been authorized by CapLease, the Tender Agent, the Information Agent or the Trustee. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of CapLease by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Offer to Purchase or such other documents is current as of any time after the date of such document.

None of the Company or its Board of Directors or employees, the Tender Agent, the Information Agent or the Trustee is making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes for repurchase and, if so, the amount of Notes to tender.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer.  Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.  We can not assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

The CUSIP number referenced in this Offer to Purchase has been assigned by Standard & Poor’s Corporation and is included solely for the convenience of the Holders. None of CapLease, the Tender Agent, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP number, and no representation is made as to their correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

This Offer to Purchase contains important information that should be read carefully and in its entirety before any decision is made with respect to the Offer.

This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase.  Any representation to the contrary is unlawful and may be a criminal offense.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents that we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “strategy,” “will” and other words of similar meaning.  The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control.  If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to:

•	our ability to renew leases as they expire or lease-up vacant space;

•	our ability to make additional investments in a timely manner or on acceptable terms;

•
current credit market conditions and our ability to obtain long-term financing for our asset investments in a timely manner and on terms that are consistent with those we project when we invest in the asset;

•	access to capital markets and capital market conditions;

•	adverse changes in the financial condition of the tenants underlying our investments;

•	our ability to make scheduled payments on our debt obligations;

•	increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses;

•	changes in our industry, the industries of our tenants, interest rates or the general economy;

•	impairments in the value of the collateral underlying our investments;

•	the degree and nature of our competition; and

•
the other factors discussed in this Offer to Purchase and the documents that we incorporate by reference, including those described under the caption “Item 1A.  Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Any forward-looking statement speaks only as of its date.  Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

ii

SUMMARY OF THE OFFER

The following are answers to some of the questions that you, as a Holder, may have about the Offer.  We urge you to read carefully the remainder of this Offer to Purchase and the other documents that are incorporated in this document by reference because the information in this summary is not complete.  Additional important information is contained in the remainder of this document and the documents incorporated by reference.

Information About the Offer

Who is offering to purchase the Notes?

•	The issuer of the Notes, CapLease, Inc., a Maryland corporation, is offering to purchase the Notes.

What class of securities is sought in the Offer?

•
We are offering to acquire for cash any of all of our outstanding 7.50% Convertible Senior Notes Due 2027, which we refer to as the “Notes.” We issued the Notes pursuant to an Indenture, dated as of October 9, 2007, between us and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”).

Why is CapLease making the Offer?

•
We are making the Offer in order to repurchase any or all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

Are there any conditions of the Offer?

•
Consummation of the Offer is conditioned upon the satisfaction of the conditions set forth in the section titled “Terms of the Offer—Conditions to the Offer.”  The Offer is not conditioned on a minimum principal amount of the Notes being tendered or CapLease obtaining any amount of cash in order to fund the purchase of the Notes.

How will CapLease fund the purchase of Notes in the Offer?

•	The Company has sufficient cash on hand to fund the purchase of all Notes validly tendered and accepted in the Offer and to pay all related fees and expenses.

What is the market value of the Notes?

•	There is no established public reporting or trading system for the Notes and trading in the Notes has been limited.

What is the conversion rate of the Notes?

•
The Notes are convertible upon the terms and conditions set forth in the Indenture at a conversion rate (subject to adjustment) of 88.3704 shares of common stock per $1,000 in principal amount of such Notes.  This represents a conversion price per share of $11.32.  At conversion, the Company may settle its conversion obligation in, at its election, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock.  Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LSE.”  On April 12, 2010, the closing price of our common stock, as reported on the NYSE, was $5.50 per share.

Do Holders have any rights to require CapLease to repurchase the Notes?

•
Holders of the Notes have the right to require us to repurchase all or a portion of such Notes on October 1 of each of 2012, 2017 and 2022.  In addition, if we undergo a Fundamental Change (as defined in the Indenture) prior to October 1, 2012, Holders of the Notes have the right to require us to repurchase all or a portion of such Notes. In each case, we will repurchase the Notes for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest.

What is the process for tendering Notes?

•	There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•
If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy (for eligible institutions only) in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Tender Agent and (c) either deliver the certificates for the tendered Notes to the Tender Agent or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•
If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.

You should read the section titled “Terms of the Offer—Procedure For Tendering Notes” for more information on how to tender your Notes.

When does the offer expire?

•	The Offer expires at 5:00 p.m., New York City time, on May 10, 2010, unless we extend the Offer in our sole discretion.

May the offer be extended, amended or terminated and under what circumstances?

•
We may extend the Offer at any time by giving written notice of such extension to the Tender Agent. We may amend the Offer in any respect by giving written notice of such amendment to the Tender Agent.

We may extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section titled “Terms of the Offer— Extension, Waiver, Amendment and Termination” for more information.

How will Holders of Notes be notified if the Offer is extended?

•
If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Although the Company may choose to issue an announcement of this type in some other manner, it will have no obligation to do so other than by issuing a press release to the Dow Jones News Service or Business Wire. You should read the section titled “Terms of the Offer—Extension, Waiver, Amendment and Termination” for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

When will Holders receive payment for tendered Notes?

•
You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Tender Agent. You should read the section titled “Terms of the Offer—General” for more information.

Can Holders withdraw tendered Notes?

•
You may withdraw your tendered Notes at any time on or before the Offer expires at 5:00 p.m., New York City time, on May 10 or, if the Offer is extended, the time and date when the extended Offer expires. You may also withdraw your Notes if we have not accepted them for payment by June 10.

How do Holders withdraw previously tendered Notes?

•
To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission (for eligible institutions only) notice of withdrawal, with the required information to the Tender Agent before your right to withdraw has expired.  You may not rescind a withdrawal of tendered Notes.  However, you may re-tender your Notes by again following the proper tender procedures.  You should read the section titled “Terms of the Offer—Withdrawal of Tendered Notes” for more information on how to withdraw previously tendered Notes.

What happens to Notes that are not tendered?

•
Any Notes that remain outstanding after the completion of the Offer will continue to be outstanding. Holders of those outstanding Notes will continue to have all the rights associated with those Notes.  You should read the section titled “Additional Considerations Concerning the Offer.”

Do Holders have to pay a brokerage commission for tendering Notes?

•
No brokerage commissions are payable by Holders to the Company, the Trustee, the Tender Agent or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

Where can Holders get more information regarding the Offer?

•
If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact D.F. King & Co. Inc., the Information Agent for the Offer, at (212) 269-5550 (for banks and brokers only) or (800) 967-4617 (for all others toll-free). You may also contact us by writing or call us at CapLease, Inc., 1065 Avenue of the Americas, New York, New York 10018, attention: Investor Relations, telephone: (212) 217-6393. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

Is CapLease making any recommendation about the Offer?

•
Neither we nor the Tender Agent, the Information Agent or the Trustee makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer.  Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

In this Offer to Purchase, “CapLease, Inc.,” “CapLease,” “we,” “us,” “our” and the “Company” refer to CapLease, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

In this Offer to Purchase, references to our “Single Tenant Portfolio” include all of our portfolio investments (e.g., owned properties, loans and securities) and to our “Single Tenant Owned Property Portfolio” include all of our owned property investments, in each case other than two properties we own in Omaha, Nebraska and one in Johnston, Rhode Island which we classify as “multi-tenant properties,” as each has either become or we expect will become over time no longer leased primarily by a single tenant.

THE COMPANY

CapLease, Inc. is a diversified real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.  We focus on properties that are subject to a net lease, or a lease that requires the tenant to pay all or substantially all expenses normally associated with the ownership of the property, such as utilities, taxes, insurance and routine maintenance.

We have two complementary business lines:  owning single tenant properties, which comprised 81% of our portfolio as of December 31, 2009, and making first mortgage loans and other debt investments on single tenant properties, which comprised 19% of our portfolio as of December 31, 2009.  Tenants underlying our investments are primarily large public companies or their significant operating subsidiaries and governmental entities with investment grade credit ratings, defined as a published senior unsecured credit rating of BBB-/Baa3 or above from one or both of Standard & Poor’s (“S&P”) and Moody’s Investors Service (“Moody’s”).  We also imply an investment grade credit rating for tenants that are not publicly rated by S&P or Moody’s but (i) are 100% owned by an investment grade parent, (ii) for which we have obtained a private investment grade rating from either S&P or Moody’s, or (iii) are governmental entity branches or units of another investment grade rated governmental entity.

As of December 31, 2009, some of the highlights of our investment portfolio were as follows:

•	approximately $2.0 billion total investment portfolio, including $1.6 billion of owned property investments and $375 million of loans and mortgage securities investments;

•	10.4 million square foot owned property portfolio with 95.4% occupancy;

•	ten largest underlying tenants all rated investment grade with an average credit rating of A+;

•
approximately 90% of our Single Tenant Portfolio invested in owned properties and loans on properties where the underlying tenant was rated investment grade or implied investment grade, and in investment grade rated real estate securities;

•	weighted average underlying tenant credit rating of A- across the Single Tenant Portfolio; and

•	weighted average underlying tenant remaining lease term of approximately nine years across the Single Tenant Portfolio and eight years across the Single Tenant Owned Property Portfolio.

For further information regarding CapLease and our financial information, you should refer to our recent filings with the SEC.  See “Where You Can Find More Information.”

PURPOSE OF THE OFFER

We are making the Offer in order to acquire any or all of the outstanding Notes.  We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding.  Any Notes that remain outstanding after the Offer will continue to be our obligations.  Holders of those outstanding Notes will continue to have all the rights associated with those Notes.  We are not seeking the approval of the Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

The total amount of funds required to purchase the Notes and to pay all fees and expenses in connection therewith is estimated to be approximately $50 million, plus accrued and unpaid interest on the Notes.  We intend to use cash on hand to pay the purchase price for and accrued and unpaid interest on the Notes validly tendered pursuant to the Offer.

TRADING MARKET FOR THE NOTES AND COMMON STOCK

There is no established public reporting or trading system for the Notes and trading in the Notes has been limited.  To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. Shares of the Company’s common stock into which the Notes are convertible upon the terms and conditions set forth in the Indenture currently are traded on the New York Stock Exchange under the symbol “LSE.” As of the date hereof, 57,184,965 shares of our common stock, par value $0.01 per share, are issued and outstanding. The following table sets forth quarterly high and low prices for trades of our common stock for the periods indicated:

	2010
	High	Low
First Quarter	$5.72	$3.99
Second Quarter*	5.79	5.26

	2009
	High	Low
First Quarter	$2.43	$1.46
Second Quarter	3.51	1.92
Third Quarter	4.45	2.63
Fourth Quarter	5.07	3.08

	2008
	High	Low
First Quarter	$9.00	$6.85
Second Quarter	8.65	7.34
Third Quarter	10.14	6.75
Fourth Quarter	7.96	1.40

* Through April 12, 2010

The closing price of our common stock on April 12, 2010, was $5.50 per share. For more information on possible effects of the Offer on the trading market for the Notes, see “Additional Considerations Concerning the Offer—Limited Trading Market for Notes Not Purchased in the Offer.”

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any or all of our outstanding Notes at a repurchase price of $1,000 for each $1,000 principal amount of Notes plus accrued interest to, but excluding, the payment date. You will not be required to pay a commission to the Tender Agent, the Information Agent, or the Trustee in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

We expressly reserve the right to:

•	terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering Holders, subject to the conditions set forth below;

•	waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not validly withdrawn;

•	extend the Expiration Date at any time; or

•	amend the Offer.

Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 5:00 p.m., New York City time, on May 10, 2010, unless we extend it in our sole discretion. You should read the sections titled “—Conditions to the Offer” and “—Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn if, as and when we give written notice to the Tender Agent of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Tender Agent, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes properly tendered and not withdrawn.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered and not validly withdrawn. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

NONE OF CAPLEASE, THE TENDER AGENT, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•
If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy (for eligible institutions only) in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Tender Agent, and (c) either deliver the certificates for the tendered Notes to the Tender Agent or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase;

•
If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program.

A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE TENDER AGENT ON OR BEFORE THE EXPIRATION DATE.

We are offering to purchase any or all of the outstanding Notes in the Offer. Following completion of the Offer, subject to the restrictions of Rule 13c-4 under the Exchange Act, the Company may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers, by redemption or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, we will choose to pursue.

Procedure For Tendering Notes

Valid Tender.  For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof (for eligible institutions only), with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Tender Agent at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Notes must be received by the Tender Agent at such address; or

•
such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Tender Agent, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Tender Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Tender Agent of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof (for eligible institutions only), properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee.  Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

•
by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled “A. Special Issuance /Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•
for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Notes.  Within two business days after the date of this Offer to Purchase, the Tender Agent will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Tender Agent’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof (for eligible institutions only), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Tender Agent on or before the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE TENDER AGENT.

General.  The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes;

•
when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights; and

•
the Holder will, upon request, execute and deliver any documents deemed by the Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the tendered Notes.

The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.  DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE TENDER AGENT.

Form and Validity.  All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Tender Agent, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tendered Notes

When Notes may be Withdrawn.  You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment by June 10, 2010. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “—Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Notes.  For a withdrawal of Notes to be effective, a written or facsimile transmission (for eligible institutions only) notice of withdrawal must be timely received by the Tender Agent at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Tender Agent, a signed notice of withdrawal will be effective immediately upon receipt by the Tender Agent of a written or facsimile transmission (for eligible institutions only) notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

Form and Validity.  All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Tender Agent, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for purchase, and pay for, validly tendered Notes pursuant to the Offer if the conditions described below (the “General Conditions”) have not been satisfied. For purposes of the foregoing, the General Conditions shall be deemed to have been satisfied on the Expiration Date, unless any of the following events shall have occurred and be continuing on or after the date of this Offer to Purchase and before the Expiration Date:

(i) there is pending or has been threatened or instituted any action, suit, litigation, allegation, challenge, notice of default, proceeding or investigation by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other third party whose consent is required for the making of the Offer which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our reasonable judgment, could have a material adverse effect on the business, financial condition, income, operations or prospects of CapLease and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

(ii) there has been any material adverse development, in our reasonable judgment, with respect to any action, proceeding or investigation concerning CapLease existing on the date hereof;

(iii) a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

(iv) there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to CapLease of the Offer, or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of CapLease;

(v) there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets for a period in excess of 24 hours, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether of not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material change in the United States currency exchange rates or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vi) there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of CapLease and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or impair the contemplated benefits of the Offer to CapLease or might be material in deciding whether to accept any tenders of Notes.

IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•
to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Tender Agent and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Tender Agent and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn before the Expiration Date.

We expressly reserve the right, in our sole discretion, to terminate the Offer. If any of the events set forth under “— Conditions to the Offer” have occurred, we reserve the right, in our sole discretion, to (i) terminate the Offer and reject for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Tender Agent and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or Business Wire.

If we terminate the Offer, we will give immediate notice of the termination to the Tender Agent, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

Recent Securities Transactions

In the past 60 days, we have made the following purchases of Notes:

Trade Date	Face Value	Purchase Price Paid
March 11, 2010	$2,500,000	$2,400,000

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE NOTES

As of the date hereof, there is approximately $50 million aggregate principal amount of Notes outstanding.  If the Company accepts Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment, and thereby such Holders will give up certain rights associated with their ownership of such Notes. Below is a summary of certain rights that such Holders will forgo if such Notes are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Notes. Please refer to the Indenture, filed on October 9, 2007 as Exhibit 4 to the Company’s Current Report on Form 8-K for the terms of the Notes. See “Where You Can Find More Information.”

Interest.  Holders of Notes purchased in the Offer will forgo regular semi-annual payments of interest accruing on the principal of such Notes at the rate of 7.50% per annum from and after the Payment Date. Holders may also forgo additional amounts that could accrue or otherwise be payable on such Notes upon certain events relating to or involving a change of control or resulting in such Notes not being freely tradable.

Conversion Rights of Holders.  Holders of Notes purchased in the Offer will forgo the right to elect to convert those Notes upon the terms and conditions set forth in the Indenture, at a conversion rate of 88.3704 common shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.32 per share). The conversion rate is subject to adjustment in certain events, including in connection with certain mergers, asset sales or similar transactions involving the Company. At conversion, the Company may settle its conversion obligation in, at its election, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock. If the Company does not elect otherwise, it would settle its conversion obligation in shares of its common stock.

Right of Holders to Receive Principal at Maturity.  Holders of Notes purchased in the Offer will forgo the right to receive payment of the full principal amount of those Notes on the maturity date for such Notes. The Notes are scheduled to mature on October 1, 2027, but the maturity is subject to acceleration upon certain events of default.

Right of Holders to Require Repurchase by the Company at Certain Time.  Holders of Notes purchased in the Offer will forgo the right to require the Company to repurchase all or a portion of those Notes on October 1 in each of 2012, 2017 and 2022, for cash equal to 100% of the principal amount of such Notes to be repurchased, plus accrued and unpaid interest.

Right of Holders to Require Repurchase by the Company upon Fundamental Change.  Holders of Notes purchased in the Offer will forgo the right to require the Company to repurchase all or a portion of those Notes if a Fundamental Change (as defined in the Indenture) of the Company occurs prior to October 1, 2012, at a price equal to 100% of the principal amount of such Notes to be repurchased, plus accrued and unpaid interest.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Notes before deciding whether the Notes should be tendered in the Offer. See “Where You Can Find More Information.”

Position of the Company Concerning the Offer

None of the Company, our Board of Directors, the Tender Agent or Information Agent makes any recommendation to any Holder or owner of Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

Limited Trading Market for Notes Not Purchased in the Offer

There is no established public reporting or trading system for the Notes and trading in the Notes has been limited.  To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Notes that are not tendered and accepted for payment pursuant to the Offer may be affected adversely to the extent that the Offer reduces the float for such Notes. There is no assurance that an active market in the Notes will exist or as to the prices at which the Notes may trade after consummation of the Offer.

Treatment of Notes Not Purchased in the Offer

Notes not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought. From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that we are permitted to do so under the Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our subsidiaries will choose to pursue in the future.

CapLease May Realize Cancellation of Indebtedness Income

The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to CapLease to the extent that the cash paid (excluding cash paid in respect of accrued and unpaid interest) is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased.  With respect to Notes purchased prior to January 1, 2011, we may elect to defer recognition of any cancellation of indebtedness income until the fourth taxable year following the reacquisition.

Consummation of the Offer Is Subject to Conditions

Each of the conditions to the Offer is described in more detail in the section titled “Terms of the Offer—Conditions to the Offer.” There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the sale of the Notes pursuant to the Offer. This discussion applies only to persons who hold the Notes as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, trusts, estates, cooperatives, regulated investment companies, pension and other employee benefit plans, tax-exempt organizations and entities, persons who acquire Notes in connection with the performance of services, certain U.S. expatriates, persons holding Notes as a part of a hedging or conversion transaction or a straddle, partnerships or pass-through entities and owners of interest therein, U.S. Holders (as defined below) persons whose functional currency is not the U.S. dollar and, except to the extent discussed below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the repurchase of the Notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor regarding the tax consequences of the repurchase of the Notes.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REPURCHASE OF NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION AND OTHER U.S. FEDERAL TAX LAWS.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY U.S. FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

As used herein, the term “U.S. Holder” refers to a beneficial owner of Notes that is classified for U.S. federal income tax purposes as a “United States person.” For this purpose, a United States person includes any person who is, for U.S. federal income tax purposes, (i) an individual who is citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall also be considered U.S. Holders.

Upon the sale of a Note pursuant to the Offer, a U.S. Holder will recognize gain or loss to the extent of the difference between the cash received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Notes, which generally will be taxed as ordinary income to the extent that the Holder has not previously recognized this income), and the U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s tax basis in a Note will initially equal the cost of the Note to such U.S. Holder and will subsequently be increased by any market discount previously included in income by the U.S. Holder with respect to the Note and reduced by any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Note. Generally, except to the extent of accrued market discount (if any) on repurchased Notes that such Holder has not previously included in income (which will be taxable as ordinary income as discussed below), any such gain or loss recognized by a U.S. Holder upon the repurchase will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the Note has been held for more than one year. The deductibility of capital losses is subject to limitation.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a “market discount.” Market discount is the amount by which the principal amount of the Note (or, in the case of a Note with original issue discount, the issue price of the Notes as increased by all original issue discount accrued with respect to the Note before its acquisition) exceeds the U.S. Holder’s tax basis in the Note immediately after its acquisition, generally at a time other than the Note’s original issuance.  A Note is considered to have no market discount if such excess is less than ¼ of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Note to its maturity date. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Notes having market discount will be treated as ordinary income to the extent of the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Notes were held by the U.S. Holder.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” refers to a beneficial owner of Notes that is classified for U.S. federal income tax purposes as (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust. Each Non-U.S. Holder is urged to consult its own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the Offer.

In general, amounts received by a Non-U.S. Holder on the sale of the Notes pursuant to the Offer attributable to interest will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business; and

•
either (1) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or the paying agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its Notes directly through a “qualified intermediary” and the qualified intermediary has sufficient information in its files indicating that the Holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such Holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, then, subject to an applicable tax treaty providing otherwise, the Holder will be subject to U.S. federal income tax on that interest on a net income basis (although the Holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Non-U.S. Holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a repurchase of Notes unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) Section 897 of the Code as described below, applies.

A Non-U.S. Holder may be subject to U.S. federal income tax, increased U.S. tax filing requirements, and possibly a branch profits tax, in respect of any gain realized on the sale of the Notes pursuant to the Offer if those Notes constitute U.S. real property interests under Section 897 of the Code.  The Notes will not constitute U.S. real property interests if the Company is a “domestically controlled” REIT.  A domestically controlled REIT is a REIT in which, at all times during the preceding five-year period, less than 50% in value of its shares is held directly or indirectly by foreign persons. We believe that we have been and will remain a domestically controlled REIT and thus a Non-U.S. Holder's gain on the sale of the Notes pursuant to the Offer will not be subject to U.S. federal income taxation as a sale of a U.S. real property interest. However, because the Company’s common stock is publicly traded, we can provide no assurance that we have been or will remain a domestically controlled REIT.  If we are not a domestically controlled REIT, an additional exception to Section 897 of the Code could apply if the Notes or the Company’s common stock into which the Notes are convertible is regularly traded on an established securities market.  We do not believe that the Notes are regularly traded on an established securities market; however, the Company’s common stock is regularly traded on an established securities market.  So long as the Company’s common stock is regularly traded on an established securities market, a Non-U.S. Holder generally will not incur tax under Section 897 of the Code unless on the date the Notes were acquired by the Non-U.S. Holder, the Notes acquired (together with any other Notes previously acquired) had a fair market value greater than the fair market value on that date of 5% of the Company’s common stock. If this exception did not apply and the gain on the sale of the Notes were taxed under Section 897 of the Code, a Non-U.S. Holder would be taxed in the same manner as U.S. Holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual.  A corporate Non-U.S. Holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

As stated above, we believe that we have been and will remain a domestically controlled REIT, such that Non-U.S. Holders generally would not be subject to U.S. federal income tax on gain from a disposition of our Notes under Section 897 of the Code, and therefore no U.S. federal income tax withholding would apply to such dispositions. But if we are not or cease to remain a domestically controlled REIT, then we would be a United States real property holding corporation under Section 897 of the Code.  In that event, Sections 1445 and 1446 of the Code might require income tax withholding on taxable dispositions of Notes by or for the benefit of Non-U.S. Holders at a rate of 10% of the amount realized, or in some cases 35% of the gain realized, on such dispositions.  Because we believe that we have been and will remain a domestically controlled REIT, we do not intend to withhold any Offer proceeds under Section 1445 of the Code.  However, each person under a potential obligation to withhold tax under Sections 1445 or 1446 of the Code should consider whether or not it must withhold any amounts. For example, income tax withholding under Sections 1445 or 1446 of the Code in respect of Offer proceeds may be required of disposing U.S. Holders that are partnerships, trusts, estates, and other entities because of their beneficial ownership by Non-U.S. Holders if we are not a domestically controlled REIT.  We encourage Non-U.S. Holders to consult with their own tax advisors to determine whether they meet the ownership thresholds discussed above in the event that we are not a domestically controlled REIT, or whether they or their Notes otherwise qualify for exemption from Sections 897, 1445, and 1446 of the Code.

A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on the net gain derived from the sale, subject to an applicable tax treaty providing otherwise. Any such effectively connected gain received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty.

Recent legislation generally imposes a withholding tax on 30% on interest and gross proceeds from the disposition of an obligation paid to a foreign financial institution and non-financial foreign entities, unless such entities comply with certain disclosure requirements.  The new withholding requirements will generally apply to payments made on or after January 1, 2013, and will not be imposed on payments in respect of obligations outstanding as of March 18, 2012.  As a result, we do not expect the new withholding requirements to apply to payments from the sale of the Notes pursuant to the Offer.

Information Reporting and Backup Withholding

Information reporting may apply to payments made pursuant to the Offer (including payments made to corporations, other than tax-exempt corporations, after December 31, 2011).  Copies of the information returns reporting such amounts and any withholding also may be made available by the IRS to the tax authorities in a country in which a Non-U.S. Holder is resident under the provisions of an applicable income tax treaty or other agreement.

To prevent backup withholding on payments made to each tendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing an IRS Form W-9, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding will apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Notes will be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

Certain U.S. Holders (including among others corporations) are exempt recipients not subject to backup withholding requirements. To avoid possible erroneous backup withholding, exempt U.S. Holders should complete and return the IRS Form W-9 (checking the “Exempt” box on its face).

To prevent backup withholding, Non-U.S. Holders should (i) submit a properly completed certification, such as IRS Form W-8BEN or IRS Form W-8ECI, certifying under penalties of perjury to the Holder’s foreign status or (ii) otherwise establish an exemption.

THE TENDER AGENT AND INFORMATION AGENT

Tender Agent and Information Agent

The Tender Agent for the Offer is D.F. King & Co. Inc. All deliveries, correspondence and questions sent or presented to the Tender Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Tender Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Tender Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

D.F. King & Co. Inc. is also acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Offer to Purchase.

Any Holder who has questions concerning the terms of the Offer may contact the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase.

Solicitation

Directors, officers and employees of the Company or its affiliates, or the Information Agent may contact Holders by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase, Letter of Transmittal and related materials to beneficial owners of the Notes.  Such directors, officers and employees will not be specifically compensated for providing such services.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed electronically with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the following documents, which we have filed with the SEC:

•	our Tender Offer Statement on Schedule TO filed with the SEC on April 13, 2010;

•	our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 4, 2010; and

•	our Current Reports on Form 8-K filed on March 17, 2010, March 31, 2010 and April 13, 2010.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at: 1065 Avenue of the Americas, New York, New York 10018, attention: Investor Relations, telephone: (212) 217-6300. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the section titled “Where You Can Find More Information.”

The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction.

The statements contained herein are made as of the date hereof, and the delivery of this Offer to Purchase and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and locations listed on the back cover page of this Offer to Purchase.  You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Tender Agent for the Offer is:

D. F. King & Co., Inc.

In Person, by Registered or Certified Mail or Overnight Courier:

48 Wall Street, 22nd floor
New York, NY  10005
Attn:  Elton Bagley
For Confirmation:  (212) 493-6996

By Facsimile Transmission:
(For Eligible Institutions Only)
(212) 809-8838
Attn:  Elton Bagley

The Information Agent for the Offer is:

D. F. King & Co., Inc.
48 Wall Street – 22nd floor
New York, NY  10005
Telephone:  (212) 269-5550
Toll Free:  (800) 967-4617

Banks and Brokers, please call:  (212) 269-5550

Any questions regarding the terms and conditions of the Offer may be directed to the Information Agent.